Exhibit 5.1

Gordon G. Repp, General Counsel and Secretary Jones Lang LaSalle Americas, Inc. 200 East Randolph Drive Chicago Illinois 60601 tel +1 312 228 2755 fax +1 312 228 2277

August 15, 2008

Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago, Illinois 60601

Ladies and Gentlemen:

I am General Deputy Global General Counsel and Assistant Secretary of Jones Lang LaSalle, Incorporated, a Maryland corporation (the “Company”). I refer to the filing by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) relating to shares of Common Stock, $.01 par value per share, of the Company (the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement; (ii) the articles of incorporation of the Company, as amended to date and currently in effect; (iii) the bylaws of the Company, as amended to date and currently in effect; (iv) the Agreement and Plan of Merger, dated as of June 16, 2008 (the “Merger Agreement”), among the Company, Jones Lang LaSalle Tenant Representation, Inc. and Staubach Holdings, Inc.; and (v) certain resolutions of the Board of Directors of the Company relating to the approval of the Merger Agreement and the transaction contemplated thereby, including the issuance of the Shares, and certain related matters. I also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such documents. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

August 15, 2008

Based upon and subject to the foregoing, I am of the opinion that the Shares are legally issued, fully paid and non-assessable.

My opinion is limited to matters governed by the Maryland General Corporation Law, and I do not express any opinion as to the effect of any other laws on the opinion stated herein.

I consent to the use of this opinion in the Registration Statement and to the reference to my name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters". In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gordon G. Repp